Exhibit 4.1

	ARTICLES OF AMENDMENT OF THE	TODD ROKITA
	ARTICLES OF INCORPORATION	SECRETARY OF STATE
	State Form 38333 (R10 /1-03)	CORPORATIONS DIVISION
	Approved by State Board of Accounts, 1995	302 W. Washington St., Rm. E018
Indianapolis, IN 46204
Telephone: (317) 232-6576

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ARTICLES OF AMENDMENT OF THE
ARTICLES OF INCORPORATION OF

Name of Corporation		Date of incorporation
	Fortune Diversified Industries, Inc.	April 18, 2005

The undersigned officers of the above referenced Corporation (herein after referred to as the “Corporation”) existing pursuant to the provisions of: (indicate appropriate act)
☑ Indiana Business Corporation Law      ☐ Indiana Professional Corporation Act of 1983
as amended (hereinafter referred to as the “Act”), desiring to give notice of corporate action effectuating amendment of certain provisions of its Articles of Incorporation, certify the following facts:
ARTICLE I Amendment(s)
ï
The exact text of Article(s)                                                                                                                          of the Articles of Incorporation is now as follows:
(NOTE: If amending the name of corporation, write Article “I” in space above and write “The name of the Corporation is ___,” below.)
The name of the Corporation is Fortune Industries, Inc.
ARTICLE II
Date of each amendment’s adoption:
          April 13, 2006

(Continued on the reverse side)

ARTICLE III Manner of Adoption and Vote
Mark applicable section: NOTE — Only in limited situations does Indiana law permit an Amendment without shareholder approval. Because a name change requires shareholder approval, Section 2 must be marked and either A or B completed.

☐ SECTION 1	This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

☑ SECTION 2	The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by: (Shareholder approval may be by either A or B.)
A.     Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

10,559,843	Shares entitled to vote.
8,813,560	Number of shares represented at the meeting.
8,804,212	Shares voted in favor.
4,506	Shares voted against.

B.	Unanimous written consent executed on , 20 and signed by all shareholders entitled to vote.
ARTICLE IV Compliance with Legal Requirements
The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.
I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 13th day of                                                             , 20                       .

Signature of current officer or chairman of the board	Printed name of officer or chairman of the board
John F. Fisbeck
Signator’s title
                                   President and Chief Executive Officer